Exhibit 10.5

MATRIX CORNER | HOWICK CLOSE | WATERFALL PARK | BEKKER ROAD | MIDRAND

PO BOX 12326 | VORNA VALLEY | 1686 JOHANNESBURG | SOUTH AFRICA

PHONE +27 11 654 8279 | FAX +27 11 654 8286

7 December 2009

Ms M Pydigadu

PO Box 3792

Rivonia

2128

Dear Megan

OFFER OF EMPLOYMENT AND STANDARD TERMS AND CONDITIONS

MiX TELEMATICS LIMITED (“MiX” or “the Group”)

1.	INTRODUCTION

I am pleased to confirm the offer of employment as defined within this document. I would like you to sign and return a copy to Tony Welton. Please feel free to contact Tony or me with any queries you may have prior to signature or your date of joining.

2.	APPOINTMENT

2.1	MiX hereby appoints you and you hereby accept the appointment as Group Financial Controller of MiX with effect from 1 February 2010, based at the Group’s premises at Midrand. The start date assumes your resignation from your current employer on 1 January 2010.

2.2	You will initially report to Tony Welton, the current finance director of the Group. As you are aware, Tony recently transferred from a non-executive directorship position of MiX and has taken on the role of finance director. Tony Welton will be relinquishing this role and will be returning to a non-executive director position and the timing of this is expected by July 2010. At this time, dependent on your performance in the interim, you will be appointed to the role of Finance Director, reporting to me in my capacity of Chief Executive Officer.

2.3	The Group has operations within South Africa and offshore and as such your position and the requirements of the business will necessitate both local and international travel from time to time.

3.	DURATION

3.1	Your employment with the Group will continue for an indefinite period, terminable on not less than three calendar months’ written notice by either party to the other, such notice to be given by either party with effect from the first working day of any calendar month.

MiX Telematics Limited registration number 1995/013858/06	www.mixtelematics.com

4.	DUTIES OF EMPLOYEE

You shall, for the duration of your employment, unless amended in writing and agreed to by both parties:

4.1	report initially to Tony Welton (“manager”) and on your appointment as Finance Director of Mix (see cl 2.2 above) you will report directly to me in my capacity as the Group Chief Executive Officer (“manager”);

4.2	perform the duties of a financial controller but more specifically undertake the tasks of the finance director of MiX in order to prepare yourself for the future appointment to the finance director position;

4.3	devote your attention and such time as may be necessary to the business and the affairs of the Group;

4.4	carry out the reasonable requests and instructions of your manager, carry out such functions and duties as are from time to time assigned to you and are consistent with your status, and endeavour to protect and promote the business and interests of the Group and to preserve its reputation and goodwill, and;

4.5	not engage in any activities for remuneration outside the scope of your employment with the Group without the prior written consent of your manager.

5.	REMUNERATION AND BENEFITS

5.1	Salary

5.1.1	As remuneration for your services, the Group will pay an annual remuneration package of R1,500,000.00 (One million five hundred thousand Rand). This package shall represent your cost to the Group.

5.1.2	Salaries are paid on the last day of each month by way of a direct transfer into your nominated bank account.

5.1.3	Salaries are normally reviewed once per year with effect from the beginning of the Group’s financial year, currently 1 April. However in view of your commencement date of 1 February 2010, your salary will be reviewed on 1 October, and this review will take into account your performance for the 8 months since appointment.

5.2	Annual Performance Bonus

5.2.1	In addition to your cost to Group package you will be entitled to an annual performance bonus. This will be paid out on a bi-annual basis and will vary from time to time depending on the performance of the Group and an assessment of your performance by your manager and the remuneration committee.

5.2.2	The parameters upon which any such bonus is based will be determined before the period to which it relates but will be finally determined at the discretion of the remuneration committee and any bonuses paid will be at the discretion of the remuneration committee.

5.2.3	You will be eligible for the first annual performance bonus for the period from appointment to 30 September 2010 (taking into account your period of employment) and thereafter on a six monthly basis.

5.3	Share Scheme and Restraint

5.3.1	On your appointment as Finance Director, you will be entitled to participate in the MiX Telematics Executive Share Incentive Scheme. The quantum of options awarded will be commensurate with your position in the Group. The award of share options in terms of this Scheme will be dependent on you signing the restraint of trade set out in Appendix A.

5.4	Other Benefits

5.4.1	Cellular Phone

The Group will provide you with a cell phone for business purposes. Should the provision of this cell phone result in any liability for taxation, then tax (paye or otherwise) will be for your account.

5.4.2	Offsite email access

Mix will provide you with a 3G card in order to access the Group’s email system remotely when away from the Group’s offices.

5.5	Deductions from Salary

5.5.1	The Group shall deduct from your salary any and all taxes, including paye, UIF, garnishee orders and any other amounts required by current or future law to be deducted.

5.5.2	Other deductions, statutory or otherwise, including but not limited to retirement funding and medical aid contributions, will be deductible from your salary.

5.5.3	You, by signature hereto, hereby irrevocably authorise the Group to effect such deductions.

5.5.4	On termination of your employment with the Group, you, to the extent allowed by law, by signature hereto, hereby irrevocably authorise the Group to deduct from your termination package any amount owing by you to the Group.

5.5.5	Should any indebtedness to the Group on your part become known after the termination of your employment, then the Group reserves the right to claim such indebtedness from you, taking whatever action is necessary to recoup such indebtedness, with any costs being incurred in such recovery being for your account.

5.6	Hours of Work

5.6.1	As a senior executive you are required to work the hours that are necessary but also reasonable.

5.7	Provident Fund and Medical Aid Scheme

5.7.1	The Group currently has a provident fund and is a member of an approved medical aid scheme. You will be required to become a member of the provident fund and it is recommended that you have appropriate medical aid cover.

5.7.2	The rules of both the provident fund and medical aid scheme are available at the Group’s personnel department, should you require them.

6.	LEAVE

6.1	You shall be entitled to 20 working days’ leave in respect of every twelve (12) months of completed continuous service, such leave to be taken at a time convenient to the Group.

6.2	Leave must be requested in writing and approved by the manager prior to the date of leave.

6.3	Annual leave must be taken within eighteen (18) months of the end of the year in respect of which it becomes due, otherwise unused leave days will be forfeited. The Group reserves the right to enforce leave. Leave is not paid out in cash during employment.

7.	SICK LEAVE/ABSENCE WITHOUT AUTHORISED LEAVE

7.1	You will be entitled to 30 working days sick leave for every 36 completed continuous months’ of employment. Sick leave is not accumulated from one cycle to the next. Sick leave notes, signed by a medical practitioner, are compulsory.

8.	CONFIDENTIALITY

8.1	You agree that at all times during your employment by the Group, and subsequent thereto, to keep confidential and not divulge to any third person or entity or use for any purpose (whether for your own financial benefit or the Group’s financial detriment) any of the confidential information of the Group, including but not limited to its financial business, customers or transactions and any other proprietary and/or confidential information (“Confidential Data”) belonging to the Group or to any other person or entity doing business with the Group, including its associates or subsidiaries.

8.2	Upon the termination of this agreement, you shall return to the Group all Confidential Data in your possession or under your control, including all copies and notes, memoranda or other materials in your possession, which embody or record any of the Confidential Data.

8.3	The provisions of this clause shall not apply to any Confidential Data, which may come into the Public Domain without any fault of yours.

8.4	The provisions of this clause shall survive the termination of the agreement.

9.	TRADE SECRETS AND INDUSTRIAL COPYRIGHT

9.1	You agree that any patent or copyright or trademark or any other intellectual property that you might be entitled to, arising out of your employment or devolving on you during the period that you are employed by the Group or any of its associates or subsidiaries, shall automatically be transferred and become the property of the Group, and the Group will enjoy all right, title and interest in such patent or copyright or trademark or any other intellectual property.

9.2	You undertake to do all things and refrain from doing anything that will prevent the transfer of ownership of the patent or copyright or trademark or other intellectual property of the Group.

10.	TERMINATION

10.1	Misconduct

Your employment may be terminated at any time, either summarily or on notice by the Group after a fair procedure establishes that you are guilty of any misconduct or you have committed a breach of a material obligation under this agreement which is incompatible with a continued employment relationship, or if you are found guilty of any act which would, at common law or in terms of any applicable statute, entitle the Group to terminate your employment, You shall be bound by the Group’s Disciplinary Code and Procedure as outlined in the MiX Telematics Group Employee Handbook, or where unwritten, an accepted principle, or any written directives from time to time.

10.2	Incapacity, Incompatibility, Incompetence and Operational Reasons

The Group shall be entitled to terminate this agreement and your employment in terms of prevailing laws and Code of Good practice of the Labour Relations Act 66 of 1995 should operational reasons require such termination, or should you consistently perform poorly, or become incompatible with the culture of the Group, or become incapacitated and be unable to perform, provided that a fair procedure is followed in such termination procedure and this will be subject to the notice period as described under clause 3.1.

11.	RESTRAINT OF TRADE

The restraint of trade must be signed as a condition of being granted share options (see cl 5.3). The restraint is set out in the attached appendix A.

12.	PATENTS, INVENTIONS AND IMPROVEMENTS

You must disclose to the Group all inventions and improvements which you make during your employment by the Group or within six months after the termination of such employment, that may be within the existing or contemplated scope of the Group’s business or that of its subsidiaries and associates.

You cede all rights relating to such inventions and improvements including patents in the Republic of South Africa and any other countries. Employees also agree to execute any papers necessary to give effect to the above.

13	MISCELLANEOUS

13.1	Notices and Domicilia

13.1.1	All notices to be given in terms of this agreement shall be in writing and shall be delivered by hand to MiX and/or you at the work place applicable at the time of such delivery and by hand or by registered prepaid post (which includes telegraphic service), where the parties are not in attendance at the work place, to:

You at:

1 Flint Farm

4 Tessa lane

Riverclub

MiX at:

Matrix Corner

Howick Close

Waterfall Park

Midrand

which physical addresses the parties select as their domicilium citandi et executandi.

13.1.2	Either party shall be entitled at any time to change its domicilium to any other physical address within the Republic of South Africa or elsewhere; provided that such change shall take effect upon delivery or deemed delivery of notice thereof to the other party.

13.1.3	Any notice shall, if delivered by hand during normal business hours to the person apparently in charge of the premises selected by the addressee for the delivery of notice, be deemed to have been received on the date of delivery and if sent by prepaid registered post, be deemed to have been received 14 consecutive days after posting.

13.1.4	Notwithstanding the above, notice actually received by the party to whom it is addressed shall be adequate notice to it.

13.2	Entire Contract

This agreement contains all the express provisions agreed on by the parties with regard to the subject matter of the agreement and the parties renounce the right to rely on any alleged express provision not contained in the agreement or incorporated by reference.

13.3	Indulgences

No indulgences granted by a party shall constitute a renouncement or abandonment of any of that party’s rights under this agreement; accordingly, that party shall be not precluded, as a consequence of having granted such indulgence, from exercising any rights against the other party, which may have arisen in the part or may arise in the future.

14	VARIATION

It is agreed that the Group reserves the right to vary any and/or all of the terms and conditions of employment, rules and regulations, codes and procedures from time to time, after due consultation with the affected parties.

Yours sincerely

A R Welton
For and on behalf of S. JOSELOWITZ
Chief Executive Officer
MiX Telematics Limited

I, Megan Pydigadu, acknowledge that I know and understand the contents of this agreement and that I will make myself aware of all the policies and procedures that apply by reference to this agreement and I hold myself bound to the terms, conditions, policies and procedures applicable.

	JOHANNESBURG	8/12/2009
Signature	Place	Date

Appendix A (required on award of share options)

RESTRAINT OF TRADE

1.1	The following words shall have the meanings ascribed to them and cognate expressions shall have a similar meaning -

1.1.1	“the restrainee”	-	as defined in annexure B;

1.1.2	“the Company”	-	MiX Telematics Limited (Reg.No.1995/ 013858/06);

1.1.3	“the prescribed areas”	-	the area of each province of the Republic of South Africa and any country in which a business defined in 1.1.4 below is conducted at a time when the applicable restrainee leaves the employ of a proprietor as defined in 1.1.5 below;

1.1.4	“business”	-	each and every business conducted by the Company and each and every business conducted by each and every subsidiary of the Company as at the date when the applicable restrainee ceases to be an employee of the Company;

1.1.5	“proprietor”	-	The Company or any subsidiary of the Company, as the case may be;

1.2	It is recorded that in the course of the restrainee’s involvement with the business prior to his ceasing to be employed by a proprietor, he-

1.2.1	will have acquired considerable know-how in and learnt of proprietary techniques relating to such business;

1.2.2	will have had access to the names of partners, customers, suppliers and consultants with whom each proprietor did business whether embodied in written form or otherwise;

1.2.3	generally will have had the opportunity of learning and acquiring the trade secrets, business connections and other confidential information appertaining to each such business.

1.3	It is acknowledged that by virtue of the restrainee’s position in the business the only effective and reasonable manner in which the relevant proprietor’s rights in respect can be protected is the restraint imposed upon the restrainee in terms of this agreement. In exchange for the imposition of this restraint the company undertakes to include the restrainee as a participant in the Company’s share incentive scheme.

1.4

The restrainee does hereby undertake to the Company that he shall not, for the period set- out in the attached annexure B after leaving the employ of a proprietor without taking up employment with another proprietor, whether as owner, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary or a trust or otherwise and whether for reward or not, directly or indirectly, carry on or be interested or engaged in or concerned with or employed by any juristic person, firm, undertaking or concern carried on in the prescribed areas which was competing with a business or tendering for work in direct competition with a business or was party to any contract with the proprietor of any business any subsidiary or associate thereof or was in the habit of doing business with the proprietor of any business or any subsidiary or associate thereof as at the date of his so ceasing to be employed, provided that the restrainee shall not be deemed to have breached this undertaking by reason of his holding shares in any juristic person which are listed on a recognised stock exchange if the shares owned by -

1.4.1	him;

1.4.2	his ascendants and descendants;

1.4.3	his spouse;

1.4.4	any person related to him or his spouse within the third degree of consanguinity;

1.4.5	any trust created primarily for the benefit of one or more of the persons referred to in 1.4.1 to 1.4.3 above;

and

1.4.6	any juristic person effectively controlled by one or more of the persons and trusts referred to in 1.4.1 to 1.4.5;

do not in the aggregate constitute more than 5% of any class of the issued share capital of such juristic person.

1.5	The restrainee hereby separately undertakes that neither he nor any juristic person, firm, undertaking or concern in or by which he is directly or indirectly interested or employed will, within the period set out in annexure A, after he ceases to be employed by a proprietor, and without being employed by another proprietor, and whether for reward or not, directly or indirectly

1.5.1	encourage or entice or persuade or induce any employee of the Company or any subsidiary or associate thereof engaged in a business to terminate his employment; or

1.5.2	furnish any information or advice to any employee employed by the Company or any subsidiary or associate thereof engaged in a business or to any prospective employer of such employee or use any other means which are directly or indirectly intended or likely to persuade such person to be in any way interested in or associated with any company, close corporation, firm, undertaking or concern other than the Company or any subsidiary or associate thereof; or

1.5.3

furnish any information or advice (whether oral or written) to any person with whom the Company or any subsidiary or associate thereof does business that the restrainee intends to or will (whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative or otherwise) directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in the prescribed areas which competes with a business at the closing date or will compete with a business during the 365 days succeeding the date he ceases to be an employee of a proprietor without his becoming the employee of another proprietor; or

1.5.4	furnish any information or advice (whether oral or written) to any person doing business with the Company or any subsidiary or associate thereof or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such person terminating his association with the Company or any subsidiary or associate thereof concerning a business and/or transferring his business concerning a business to any person other than the Company or any subsidiary or associate thereof concerning a business, or attempt to do so

1.6	Each of the undertakings set out in this agreement are severable inter alia as to -

1.6.1	nature of interest, act or activity;

1.6.2	the area and period of the restraint;

and are acknowledged to be reasonably required for the protection of the Company and its subsidiaries and to be generally fair and reasonable.

Signed at Midrand on this 16 day of July 2010

Restrainee

Signed at Midrand on this 16 day of July 2010

For and on behalf of the Company

Annexure B

Restrainee: Megan Pydigadu (Id Num: 2407310137088)

Restraint Period: 24 (Twenty Four) Months